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Exhibit 5.1

3000 Two Logan Square
Eighteenth and Arch Streets
Philadelphia, PA 19103-2799
215.981.4000
Fax 215.981.4750

                        December 16, 2013

TetraLogic Pharmaceuticals Corporation
343 Phoenixville Pike
Malvern, PA 19355

  Re:
  Registration Statement on Form S-8

Ladies and Gentlemen:

        Reference is made to the registration statement on Form S-8 (the "Registration Statement") of TetraLogic Pharmaceuticals Corporation, a Delaware corporation (the "Company"), filed on the date hereof with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). The Registration Statement covers (i) 2,671,113 shares (the "2004 Plan Shares") of the Company's common stock, par value $0.0001 per share (the "Common Stock"), issuable by the Company pursuant to options outstanding to purchase Common Stock under the Company's 2004 Equity Incentive Plan, as amended (the "2004 Equity Incentive Plan"), which amount may again become available for grant and issuance under the Company's Amended and Restated 2013 Equity Incentive Plan (the "2013 Equity Incentive Plan, and together with the 2004 Equity Incentive Plan, the "Equity Incentive Plans") in the event the outstanding options expire or are forfeited in accordance with their terms prior to being exercised, and (ii) up to 3,897,214 shares (the "2013 Plan Shares", and together with the 2004 Plan Shares, the "Shares") of the Common Stock, issuable by the Company pursuant to awards available for grant under the 2013 Equity Incentive Plan.

        We have examined the Registration Statement, including the exhibits thereto, the originals or copies, certified or otherwise identified to our satisfaction, of the Fifth Amended and Restated Certificate of Incorporation, as amended, the Amended and Restated Bylaws of the Company, the Equity Incentive Plans and such other documents as we have deemed appropriate in rendering this opinion. As to matters of fact, we have relied on representations of officers of the Company. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us, other than by the Company or its officers, as originals and the authenticity of all documents submitted to us as copies of originals. Based on the foregoing, we are of the opinion that the Shares, when issued in accordance with the terms of the Equity Incentive Plans, as applicable, will be legally issued, fully paid and non-assessable. This opinion is being furnished to you solely for submission to the Commission as an exhibit to the Registration Statement and, accordingly, may not be relied upon, quoted in any manner to, or delivered to any other person or entity, without in each instance our prior written consent.

	Boston		Washington, D.C.		Detroit		New York		Pittsburgh

Berwyn		Harrisburg		Orange County		Princeton		Wilmington
www.pepperlaw.com

        We express no opinion herein as to the law of any state or jurisdiction other than the General Corporation Law of the State of Delaware, including statutory provisions and all applicable provisions of the Constitution of the State of Delaware and reported judicial decisions interpreting such laws of the State of Delaware and the federal laws of the United States of America.

        We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

Very truly yours,
/s/ PEPPER HAMILTON LLP Pepper Hamilton LLP

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  Exhibit 5.1